Exhibit 99.1

SemGroup Corporation Reports Third Quarter 2013 Results
Increases 2013 Adjusted EBITDA Guidance
Third Quarter Adjusted EBITDA Increased Nearly 20% Over Previous Quarter

Tulsa, OK - November 11, 2013 - SemGroup® Corporation (NYSE: SEMG) today announced its financial results for the three months ended September 30, 2013.

SemGroup's adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) was $52.1 million for the third quarter 2013, compared to $43.6 million for the second quarter 2013 and $32.9 million for the third quarter 2012, an increase of nearly 20% and an increase of 58%, respectively. Adjusted EBITDA, which is a non-GAAP measure, is reconciled to net income (loss) below.

"SemGroup delivered another quarter of solid results, consecutively increasing financial performance and exceeding our objectives for 2013," said Norm Szydlowski, president and chief executive officer of SemGroup. "We have increased our 2013 Adjusted EBITDA guidance, incorporating our strong performance to date and favorable market conditions. We continue to execute on our strategic plans focused on infrastructure demands in the midcontinent liquids fairway, laying the foundation for long-term sustainable growth and increased shareholder value.”
Third Quarter 2013 Adjusted EBITDA Highlights
Compared to the Second Quarter 2013

•
Crude's results improved slightly due to an increase in marketing volumes combined with a partial quarter impact of the Barcas Field Services acquisition, offset by a decrease in pipeline transportation margins;

•	SemGas increased by $2.4 million largely driven by a 48% increase in processing volumes in the Mississippi Lime play;

•
SemCAMS increased by $3.9 million primarily related to the timing of maintenance capital recovery fees and lower operational expenses resulting in a $2.3 million increase and approximately $1.4 million of higher capital fees from volume growth; and

•	SemMaterials Mexico was increased by $1.5 million primarily from a higher demand resulting in a 35% increase in volumes.

SemGroup reported revenues for third quarter 2013 of $357.7 million with net loss attributable to SemGroup of $(1.9) million, or a loss of $(0.05) per diluted share, compared to revenues of $324.2 million with a net income attributable to SemGroup of $3.6 million, or $0.08 per diluted share, for the second quarter 2013. For the third quarter 2012, revenues totaled $277.9 million with net loss attributable to SemGroup of $(2.8) million, or a loss of $(0.07) per diluted share. Net income for the third quarter 2013 was down from the prior quarter related to an equity loss of $3.3 million reported for our interest in NGL Energy Partners and $3.6 million of costs related to acquisitions.

Dividend
The SemGroup board of directors declared a quarterly cash dividend to common shareholders of $0.21 per share, resulting in an annualized distribution of $0.84 per share. This represents a 5% increase from the previous quarterly dividend of $0.20. The dividend will be paid on December 3, 2013 to all common shareholders of record on November 22, 2013.

Exhibit 99.1

2013 Guidance
Management is raising the company’s 2013 consolidated Adjusted EBITDA guidance to between $180 and $190 million, up from the previous guidance range of $165 million to $175 million. The company is on target to deploy approximately $825 million in capital expenditures in 2013.

Recent Updates
SemGroup announces its intent to pursue an agreement with Rose Rock Midstream to sell an additional 33.3% interest in SemCrude Pipeline, L.L.C., which owns a 51 percent interest in White Cliffs Pipeline L.L.C. Following the proposed transaction SemGroup will retain a 33% interest in SemCrude Pipeline and a 17% interest in White Cliffs Pipeline.

Rose Rock expects that the acquisition will be accretive to distributable cash flow, on a per-unit basis for the partnership’s unit holders. As contemplated, Rose Rock would fund the proposed transaction with a combination of debt and units to SemGroup.

The transaction is subject to execution of an agreement between the two parties, review and recommendation by the conflicts committee of the general partner of Rose Rock, and the approval of both company's boards of directors. The agreement is expected to close by year-end.
Earnings Conference Call
SemGroup will host a joint conference call with Rose Rock Midstream®, L.P. (NYSE: RRMS) for investors tomorrow, November 12, 2013, at 11 a.m. ET. The call can be accessed live over the telephone by dialing 877.359.3652, or for international callers, 720.545.0014. The pass code for the call is 78050867. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto SemGroup's Investor Relations website at ir.semgroupcorp.com. A replay of the webcast will also be available for a year following the call at ir.semgroupcorp.com on the Calendar of Events-Past Events page. The third quarter 2013 earnings slide deck will be posted under Presentations.

About SemGroup
Based in Tulsa, OK, SemGroup® Corporation (NYSE: SEMG) is a publicly traded midstream service company providing the energy industry the means to move products from the wellhead to the wholesale marketplace. SemGroup provides diversified services for end-users and consumers of crude oil, natural gas, natural gas liquids, refined products and asphalt. Services include purchasing, selling, processing, transporting, terminalling and storing energy.
SemGroup uses its Investor Relations website and social media outlets as channels of distribution of material company information. Such information is routinely posted and accessible on our Investor Relations website at ir.semgroupcorp.com, our Twitter account and LinkedIn account.
Non-GAAP Financial Measures
Adjusted EBITDA is not a generally accepted accounting principles (GAAP) measure and is not intended to be used in lieu of a GAAP presentation of net income/loss. Adjusted EBITDA is presented in this Press Release because SemGroup believes it provides additional information with respect to its performance. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted for selected items that SemGroup believes impact the comparability of financial results between reporting periods. Although SemGroup presents selected items that it considers in evaluating its performance, you should also be aware that the items presented do not represent all items that affect comparability between the periods presented. Variations in SemGroup's operating results are also caused by changes in volumes, prices, exchange rates, mechanical interruptions and numerous other factors. These types of variances are

Exhibit 99.1

not separately identified in this Press Release. Because all companies do not use identical calculations, SemGroup's presentation of Adjusted EBITDA may be different from similarly titled measures of other companies, thereby diminishing its utility. Reconciliations of net income (loss) to Adjusted EBITDA for the periods presented are included in the tables at the end of this Press Release.
Forward-Looking Statements
Certain matters contained in this Press Release include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.
All statements, other than statements of historical fact, included in this Press Release including the contemplated drop-down transaction between SemGroup and Rose Rock, the prospects of our industry, our anticipated financial performance, our anticipated annual dividend growth rate, NGL Energy Partners LP (NYSE: NGL) anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, the factors discussed above; our ability to comply with the covenants contained in and maintain certain financial ratios required by our credit facilities; NGL's operations, which we do not control; the ability of our subsidiary, Rose Rock Midstream L.P. (NYSE: RRMS), to make minimum quarterly distributions; the possibility that our hedging activities may result in losses or may have a negative impact on our financial results; any sustained reduction in demand for the petroleum products we gather, transport, process and store; our ability to obtain new sources of supply of petroleum products; our failure to comply with new or existing environmental laws or regulations or cross border laws or regulations; the possibility that the construction or acquisition of new assets may not result in the corresponding anticipated revenue increases; changes in currency exchange rates; and the risks and uncertainties of doing business outside of the U.S., including political and economic instability and changes in local governmental laws, regulations and policies, as well as other risk factors discussed from time to time in each of our documents and reports filed with the SEC.
Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which reflect management's opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.
Contacts:
Investor Relations:
Alisa Perkins
918-524-8081
investor.relations@semgroupcorp.com

Media:
Kiley Roberson
918-524-8594
kroberson@semgroupcorp.com

Exhibit 99.1

Condensed Consolidated Balance Sheets
(in thousands)

	(unaudited)
	September 30, 2013	December 31, 2012	*
ASSETS
Current assets	$541,961	$520,003
Property, plant and equipment, net	1,057,116	814,724
Goodwill and other intangible assets	240,573	17,469
Equity method investments	518,149	387,802
Other noncurrent assets, net	32,603	8,181
Total assets	$2,390,402	$1,748,179
LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Current portion of long-term debt	$26	$24
Other current liabilities	447,610	374,320
Total current liabilities	447,636	374,344
Long-term debt, excluding current portion	540,043	206,062
Other noncurrent liabilities	149,006	146,245
Total liabilities	1,136,685	726,651
Total owners' equity	1,253,717	1,021,528
Total liabilities and owners' equity	$2,390,402	$1,748,179

*Derived from audited financial statements

Exhibit 99.1

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2013	2012	2013	2013	2012
Revenues	$357,748	$277,852	$324,244	$969,688	$921,660
Expenses:
Costs of products sold, exclusive of depreciation and amortization shown below	255,554	189,830	212,709	680,632	651,283
Operating	52,360	52,367	69,682	162,813	172,750
General and administrative	20,952	16,680	16,898	54,887	53,073
Depreciation and amortization	16,113	12,081	12,814	41,563	35,687
Loss (gain) loss on disposal of long-lived assets, net	408	(3,615)	(376)	(130)	(3,496)
Total expenses	345,387	267,343	311,727	939,765	909,297
Earnings from equity method investments	7,483	3,116	14,861	39,689	22,903
Operating income	19,844	13,625	27,378	69,612	35,266
Other expenses, net	13,294	11,701	10,613	51,769	24,904
Income from continuing operations before income taxes	6,550	1,924	16,765	17,843	10,362
Income tax expense (benefit)	3,413	2,091	9,288	(41,305)	985
Income (loss) from continuing operations	3,137	(167)	7,477	59,148	9,377
Income (loss) from discontinued operations, net of income taxes (1)	(2)	(265)	35	65	(456)
Net income (loss)	3,135	(432)	7,512	59,213	8,921
Less: net income attributable to noncontrolling interests	5,054	2,336	3,943	14,429	7,915
Net income (loss) attributable to SemGroup Corporation	$(1,919)	$(2,768)	$3,569	$44,784	$1,006
Net income (loss) attributable to SemGroup Corporation	$(1,919)	$(2,768)	$3,569	$44,784	$1,006
Other comprehensive income (loss), net of income taxes	6,105	12,072	(5,354)	(4,307)	14,930
Comprehensive income (loss) attributable to SemGroup Corporation	$4,186	$9,304	$(1,785)	$40,477	$15,936
Net income (loss) per common share:
Basic	$(0.05)	$(0.07)	$0.08	$1.06	$0.02
Diluted	$(0.05)	$(0.07)	$0.08	$1.05	$0.02
Weighted average shares (thousands):
Basic	42,528	41,949	42,211	42,274	41,930
Diluted	42,528	41,949	42,526	42,544	42,182

(1) SemStream Arizona was sold on December 31, 2012. Prior periods have been recast to reflect its results as discontinued operations.

Exhibit 99.1

Reconciliation of net income (loss) to Adjusted EBITDA:
(in thousands, unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2013	2012	2013	2013	2012
Net income (loss)	$3,135	$(432)	$7,512	$59,213	$8,921
Add: Interest expense	9,080	1,992	4,495	15,971	7,763
Add: Income tax expense (benefit)	3,413	2,091	9,288	(41,305)	985
Add: Depreciation and amortization expense	16,113	12,081	12,814	41,563	35,687
EBITDA	31,741	15,732	34,109	75,442	53,356
Selected Non-Cash Items and Other Items Impacting Comparability	20,341	17,205	9,526	55,778	37,957
Adjusted EBITDA	$52,082	$32,937	$43,635	$131,220	$91,313
Selected Non-Cash Items and
Other Items Impacting Comparability
(in thousands, unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2013	2012	2013	2013	2012
Loss (gain) on disposal of long-lived assets, net	$408	$(3,615)	$(376)	$(130)	$(3,496)
Loss (income) from discontinued operations, net of income taxes (1)	2	265	(35)	(65)	456
Foreign currency transaction loss (gain)	(457)	355	(349)	(973)	358
Remove NGL equity earnings	3,288	6,905	(4,200)	(7,828)	2,150
NGL cash distribution	4,671	2,090	4,426	13,369	5,063
Mid-America Midstream Gas Services acquisition cost	3,600	—	—	3,600	—
Employee severance expense	—	—	9	9	354
Unrealized gain on derivative activities	(464)	(554)	(827)	(1,759)	(432)
Change in fair value of warrants	4,834	9,544	6,398	37,028	17,083
Depreciation and amortization included within equity earnings of White Cliffs	2,407	2,546	2,404	7,216	7,630
Defense costs	—	—	—	—	5,899
Recovery of receivables written off at emergence	—	(1,940)	—	—	(1,940)
Non-cash equity compensation	2,052	1,609	2,076	5,311	4,832
Selected Non-Cash Items and Other Items Impacting Comparability	$20,341	$17,205	$9,526	$55,778	$37,957

(1) SemStream Arizona was sold on December 31, 2012. Prior periods have been recast to reflect its results as discontinued operations.

Exhibit 99.1

2013 Adjusted EBITDA Guidance Reconciliation

(in millions, unaudited)	Updated Guidance(1)			Original Guidance(1)
	Low		High	Low		High
Net income	$72.2		$78.2	$89.8		$93.3
Add: Interest expense	27.0		28.0	19.0		20.0
Add: Income tax benefit	(38.0)		(36.0)	(47.4)		(46.9)
Add: Depreciation and amortization	62.0		63.0	55.0		60.0
EBITDA	$123.2		$133.2	$116.4		$126.4
Selected Non-Cash and Other Items Impacting Comparability	56.8		56.8	48.6		48.6
Adjusted EBITDA	$180.0		$190.0	$165.0		$175.0

Selected Non-Cash and Other Items Impacting Comparability
Foreign currency transaction (gain) loss		$(1.0)			$—
Mid-America Midstream Gas Services acquisition cost		3.6			—
Loss (gain) on disposals		(0.2)			—
Change in fair value of warrants		37.0			32.2
Depreciation and amortization included within equity earnings		10.0			10.1
Non-cash equity compensation		7.4			6.3
Selected Non-Cash and Other Items Impacting Comparability		$56.8			$48.6

(1) Guidance is on a cash basis for equity investments in NGL, includes fully consolidated Rose Rock Midstream